Connecticut Natural Gas Corporation	EXHIBIT 99.1
PO Box 1500
Hartford, CT 06144-1500

A UIL Holdings Company

June 7, 2013

Ms. Kimberley J. Santopietro
Executive Secretary
Public Utilities Regulatory Authority
10 Franklin Square
New Britain, CT 06051

Re:	Docket No. 13-06-xx – Application of Connecticut Natural Gas Corporation to Increase Its Rates and Charges– Notice of Intent

Dear Ms. Santopietro:

Pursuant to the Regulations of Connecticut State Agencies, Section 16-1-22(b), Connecticut Natural Gas Corporation ("CNG" or the "Company") herein provides notice that it intends to file an application for an increase in its rates and charges (the “CNG Application”) with the Public Utilities Regulatory Authority (“Authority”).    The CNG Application will propose to make effective amended rate schedules designed to produce additional annual base delivery rate revenues of approximately $19.9 million, which is 6.3% above the projected revenues produced by the Company's existing rate schedules.

CNG recognizes that our customers have faced difficult economic conditions over the past several years.  Although the Company has aggressively managed its expenses, cash flows, collection efforts and investment activities, the Company faces a current and future revenue requirement deficiency.  CNG needs to adjust its rates to ensure that the Company has sufficient financial strength and resources to continue to invest in critical energy infrastructure, support the goals of the State of Connecticut’s Comprehensive Energy Strategy (“CES”) and to continue to meet our public service obligation.

In its Application the Company will provide testimony and exhibits in support of its proposals to:

1.	Support investment in its distribution system to continue to provide safe and reliable service to its customers while restoring the Company’s financial health;

2.	Accelerate investment in replacements of aging infrastructure (e.g. cast iron and bare steel), and propose a rate-making mechanism to recover these investments in a timely manner;

Ms. Kimberley J. Santopietro
June 7, 2013

3.	Promote the CES’s energy efficiency and natural gas expansion goals through a use-per-customer decoupling mechanism and a system expansion rate-making mechanism.

The test year for the CNG Application is the twelve months beginning January 1, 2012 and ending December 31, 2012.  The Company's pro forma rates have been calculated in accordance with the Authority’s standard filing requirements and are based upon the Company's currently approved rates.

Pursuant to the Authority's regulations, the Company expects to file its application 30 to 60 days after this preliminary notice letter.  A copy of this notice is being sent concurrently to the individuals listed on Schedule A appended hereto.

In the interim, if the Authority has any question regarding the upcoming filing of its application, please let me know.

Very truly yours,

/s/ James P. Torgerson

James P. Torgerson
Chairman
Connecticut Natural Gas Corporation